Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Bluejay Diagnostics, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.0001 per share	(1)	Other	600,000	$1.01	$606,000.00	0.0001381	$83.69

Total Offering Amounts:						$606,000.00		83.69
Total Fee Offsets:
Net Fee Due:								$83.69

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Offering Note(s)

(1)	Represents 600,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), to be issued under the Bluejay Diagnostics, Inc. 2021 Stock Plan, as amended (the “2021 Stock Plan”) (representing the increased number of shares of Common Stock authorized by the amendment to the 2021 Stock Plan that was approved by the Company’s shareholders on June 9, 2026). The 2021 Stock Plan authorizes the issuance of up to 600,061 shares of Common Stock (including the 600,000 shares of Common Stock registered hereby). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers any additional securities to be offered or issued in connection with stock splits, stock dividends, recapitalizations, or similar transactions.

Proposed maximum offering price per unit is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of common stock of the Registrant as reported on the Nasdaq Capital Market on August 10, 2026, which was $1.01 per share.